EXHIBIT 99.1
                                  News Release

July 14, 2000                                            Symbols: WIZ - CDNX
                                                                  WIZZF - OTC BB

                       WSI ANNOUNCES NEW STOCK OPTION PLAN

WSi is pleased to announce that it has created a new stock option plan pursuant to which options to purchase up to 5,000,000 shares of the Company may be granted in accordance with the policies of the Canadian Venture Exchange. There are 4,412,903 options granted or remaining to be granted under WSi's existing stock option plan, which will bring the combined total number of options capable of being granted under both plans to 9,412,903, or 18.5% of the current issued share capital of WSi.

The new plan remains subject to regulatory and shareholder approval, and any options granted pursuant to the plan may not be exercised until such time as the plan has received such approvals. WSi intends to put the new plan before shareholders for approval at the next annual general meeting later this year.

THE BUSINESS OF WSI

WSi Interactive Corporation is an innovative business development and marketing firm whose objective is to capitalize on content and infrastructure opportunities on the Internet. WSi builds, manages and markets online businesses in the financial, e-tail and e-commerce, entertainment, and e-advertising sectors.

WSi focuses on early-stage companies where it can add significant value to the investment through a network of relationships and strategic alliances, using its experience to help Internet companies to build traffic, develop brands, and capitalize on a variety of revenue streams.

To receive information on WSi by e-mail or fax, please forward your Internet address / fax # to INFO@WS-I.COM / fax: 1-877-499-5806.

Investor Relations Toll Free: 1-888-388-4636
Website:  WWW.WS-I.COM

ON BEHALF OF THE COMPANY

"Theo Sanidas"

Theo Sanidas, President

This news release may contain forward-looking statements that involve risks and uncertainties, including the impact of competitive products and pricing and general economic conditions as they affect the Company's clients. Actual results and developments may therefore differ materially from those described in this release. No regulatory authority has reviewed nor accepted any responsibility for the adequacy or accuracy of the contents of this release.